Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Amanda C. Fowler, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

STRONG HEART VALVE SALES DRIVE
EDWARDS LIFESCIENCES’ FOURTH QUARTER RESULTS

•                  Highlights Include Strong SAPIEN Results and Improved Gross Profit Margin

•                  Special Items Reduce Net Income by $7.1 Million

IRVINE, Calif., February 3, 2009 – Edwards Lifesciences Corporation (NYSE: EW), a world leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended December 31, 2008 of $38.1 million, or $0.66 per diluted share, compared to net income of $15.8 million, or $0.27 per diluted share for the same period in 2007.  Excluding special items as detailed in the reconciliation table below, fourth quarter 2008 net income was $45.2 million, or $0.78 per diluted share, compared to net income of $33.7 million, or $0.56 per diluted share for the same period last year. Fourth quarter diluted earnings per share excluding special items increased 39.3 percent over last year.

Fourth quarter net sales increased 5.7 percent to $309.7 million, compared to $293.0 million in the same quarter last year.  Underlying sales growth, which excludes discontinued products, foreign exchange and a previously disclosed product retrieval, was 13.2 percent.

“We are pleased with our strong finish to a very successful year, as we achieved substantial 2008 earnings growth while continuing to invest in our future.  Our Heart Valve Therapy franchise achieved very strong growth for the quarter, propelled by the continued momentum of our Edwards SAPIEN valve in Europe,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.

Sales Results

For the fourth quarter, the company reported Heart Valve Therapy sales of $149.7 million, which was reduced by $3.8 million of foreign exchange and $5.0 million from the product retrieval.  This franchise grew 13.9 percent for the quarter, or 21.2 percent on an underlying basis.

STRONG HEART VALVE SALES DRIVE EDWARDS LIFESCIENCES’
FOURTH QUARTER RESULTS

“In the U.S., our surgical heart valve sales were lifted by the launch of our Magna mitral valve and we continued to see double-digit sales growth outside of the U.S.,” continued Mussallem.  “In the quarter, we sold $18.5 million of SAPIEN valves, resulting in impressive first year sales of $53 million.”

During the quarter, the company voluntarily suspended shipments and retrieved Myxo and IMR ETlogix mitral valve repair products from U.S. customers as it awaits clearance of its 510(k) application submissions from the Food and Drug Administration. This action resulted in an approximate $5 million reduction to both sales and pre-tax income.

Critical Care sales of $118.2 million grew 4.6 percent over last year, which included a reduction of $1.8 million from foreign exchange.  Sales of the FloTrac system contributed to underlying growth of 6.5 percent for the quarter.

“FloTrac continues to be a very strong performer and we expect it will continue to expand the market for minimally invasive hemodynamic monitoring,” said Mussallem.

Cardiac Surgery Systems sales for the quarter grew to $22.9 million from $15.1 million in the same quarter last year due to the acquisition of CardioVations, a minimally invasive surgery product line, which continued to grow at approximately 25 percent.

Vascular sales were $18.9 million, a decline from $25.1 million in the same quarter last year, due primarily to the divestiture of the LifeStent product line.

Domestic and international sales for the fourth quarter were $132.8 million and $176.9 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin increased 210 basis points to 68.1 percent compared to 66.0 percent in the same period last year, due to a more profitable product mix and the favorable impact of foreign exchange rates.

“Our gross profit margin substantially increased in the fourth quarter and we expect another year of improvement in 2009,” said Mussallem.

Selling, general and administrative expenses were $120.2 million for the quarter, or 38.8 percent of sales, compared to $114.5 million last year.  This increase was driven by spending for the transcatheter heart valve launch and compensation expense related to the company’s strong sales performance, partially offset by foreign exchange.

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STRONG HEART VALVE SALES DRIVE EDWARDS LIFESCIENCES’
FOURTH QUARTER RESULTS

Research and development expenses were $35.8 million for the quarter, or 11.6 percent of sales, compared to $33.5 million last year. The increased level of spending was focused primarily on the company’s transcatheter heart valve program.

During the quarter, Edwards recorded a net $15.8 million special charge, primarily resulting from a $23.0 million gain related to the receipt of a LifeStent milestone payment, a $13.4 million charge for a glucose technology transaction, a $13.2 million charge for the purchase of Critical Care monitoring technology, an $8.2 million charge related to previously capitalized patent enforcement costs, and a $5.0 million charge for the purchase of structural heart intellectual property.

Additionally, during the quarter the company settled certain prior year tax audits resulting in a $10.1 million income tax benefit, and conducted the product retrieval that resulted in a $4.7 million reduction to pretax income.  The impact of all special items resulted in a reduction to net income of $7.1 million, which is detailed in the reconciliation table below.

Free cash flow generated during the quarter was $75.8 million, calculated as cash flow from operating activities of $80.5 million, minus capital expenditures of $17.7 million, plus $13.0 million to offset the favorable settlement of prior year tax audits.

Total debt at December 31, 2008 was $175.5 million.  Cash and cash equivalents were $218.7 million at the end of the quarter, resulting in net cash of $43.2 million.

In the quarter, the company repurchased 395,000 shares of common stock for $21.0 million.

Twelve-Month Results

For the full year ended December 31, 2008, the company recorded net income of $128.9 million, or $2.19 per diluted share, compared to $113.0 million, or $1.87 per diluted share for 2007.  Excluding special items as detailed in the reconciliation table below, full year 2008 net income was $150.3 million, or $2.55 per diluted share, compared to net income of $129.4 million, or $2.13 per diluted share for the same period last year. Full year diluted earnings per share excluding special items increased 19.7 percent over last year.

Net sales for the year totaled $1.24 billion, an increase of 13.4 percent over 2007.  Underlying sales growth, which excludes the impact from discontinued products, foreign exchange and the product retrieval, was 12.0 percent for the full year. Domestic and international sales for the full year were $543.6 million and $694.1 million, respectively.

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STRONG HEART VALVE SALES DRIVE EDWARDS LIFESCIENCES’
FOURTH QUARTER RESULTS

Free cash flow generated for the year was $165.6 million, calculated as cash flow from operating activities of $153.2 million, minus capital expenditures of $50.6 million, plus the $50.0 million impact of terminating the company’s U.S. securitization program and $13.0 million to offset the favorable settlement of prior year tax audits.

For the full year, the company repurchased 5.8 million shares of common stock for $306.5 million.

2009 Outlook

“We look forward to continuing this momentum in 2009, with expectations of strong earnings growth even while we increase R&D investments by more than 20 percent,” said Mussallem.

“We will remain focused on achieving our annual financial goals.  For 2009, we expect to generate total sales of $1.24 to $1.30 billion, which represents 10 to 12 percent underlying growth.  In addition, we anticipate increasing our gross profit margin to between 68 and 70 percent, achieving diluted earnings per share growth of 15 to 19 percent, and generating free cash flow of $160 to $170 million.

 “Finally, we estimate that first quarter 2009 diluted EPS will be between $0.66 and $0.70, and for the full year between $2.93 and $3.03.”

About Edwards Lifesciences.

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring, with more than five decades of experience in partnering with clinicians to develop life-saving innovations.  Headquartered in Irvine, Calif., Edwards treats advanced cardiovascular disease with its market-leading heart valve therapies, and critical care and vascular technologies, which are sold in approximately 100 countries.  The company’s global brands include Carpentier-Edwards, Cosgrove-Edwards, Edwards SAPIEN, FloTrac, Fogarty, PERIMOUNT Magna and Swan-Ganz.  Additional company information can be found at http://www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its fourth quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 308787.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards’ web site at www.edwards.com or www.edwards.com/InvestorRelations.

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STRONG HEART VALVE SALES DRIVE EDWARDS LIFESCIENCES’
FOURTH QUARTER RESULTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include, but are not limited to, the company’s ability to achieve financial goals for sales, gross profit margin improvement, net income, earnings per share and free cash flow; regulatory approval of new products in, and competitive dynamics associated with, the company’s heart valve therapy product line; the continued adoption and sales of the FloTrac system; the timing and progress of clinical studies relating to the company’s transcatheter valve technologies and the market opportunity for these products; and the impact of foreign exchange and special items on the company’s results.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include the opportunities for the company’s transcatheter valve programs and the ability of the company to continue to lead in the development of this field; the company’s success in creating new market opportunities for its products and the timing of new product launches; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; and other risks detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP financial measures that exclude certain items, such as special charges and gains, results of discontinued and acquired product lines, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided on a non-GAAP basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Edwards is a trademark of Edwards Lifesciences Corporation. Edwards Lifesciences, the stylized E logo, Carpentier-Edwards, Cosgrove-Edwards, Edwards SAPIEN, FloTrac, Fogarty, IMR ETlogix, Magna, Myxo ETlogix, PERIMOUNT Magna and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office.

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EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2008	2007	2008	2007

Net sales	$309.7	$293.0	$1,237.7	$1,091.1
Cost of goods sold	98.8	99.6	419.6	378.2

Gross profit	210.9	193.4	818.1	712.9

Selling, general and administrative expenses	120.2	114.5	480.6	418.0
Research and development expenses	35.8	33.5	139.2	122.3
Special charges, net	15.8	25.8	25.1	23.3
Interest expense, net	0.7	0.4	1.1	1.4
Other expense (income), net	4.4	(0.4)	7.7	(1.9)
Income before (benefit) provision for income taxes	34.0	19.6	164.4	149.8
(Benefit) provision for income taxes	(4.1)	3.8	35.5	36.8
Net income	$38.1	$15.8	$128.9	$113.0

Earnings per share:
Basic earnings per share	$0.68	$0.28	$2.31	$1.97
Diluted earnings per share	$0.66	$0.27	$2.19	$1.87

Weighted average common shares outstanding:
Basic	55.8	56.7	55.8	57.3
Diluted	58.0	59.3	59.6	62.7

Operating Statistics
As a percentage of net sales:
Gross profit	68.1%	66.0%	66.1%	65.3%
Selling, general and administrative expenses	38.8%	39.1%	38.8%	38.3%
Research and development expenses	11.6%	11.4%	11.2%	11.2%
Income before provision for income taxes	11.0%	6.7%	13.3%	13.7%
Net income	12.3%	5.4%	10.4%	10.4%

Effective tax rate	(12.1)%	19.4%	21.6%	24.6%

Computation of Diluted Earnings per Share
Net income	$38.1	$15.8	$128.9	$113.0
Adjustment for convertible debt interest expense	—	—	1.7	4.0
Adjusted net income	$38.1	$15.8	$130.6	$117.0

Weighted average common shares outstanding used to calculate diluted earnings per share excluding convertible debt	58.0	59.3	58.4	60.0
Weighted average common shares outstanding for the convertible debt	—	—	1.2	2.7
Weighted average common shares outstanding used to calculate diluted earnings per share including the convertible debt	58.0	59.3	59.6	62.7
Diluted earnings per share including the convertible debt	$0.66	$0.27	$2.19	$1.87

Note: Numbers may not foot due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	December 31,
	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$218.7	$141.8
Short-term investments	8.1	49.4
Accounts and other receivables, net	204.7	145.3
Inventories, net	151.8	152.6
Deferred income taxes	42.4	30.2
Prepaid expenses	30.7	25.4
Other current assets	35.5	37.0
Total current assets	691.9	581.7

Property, plant and equipment, net	230.1	228.2
Goodwill	315.7	350.3
Other intangible assets, net	96.9	122.5
Investments in unconsolidated affiliates	14.7	34.3
Deferred income taxes	37.7	13.8
Other assets	13.2	14.3

Total assets	$1,400.2	$1,345.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$258.5	$225.4
Convertible debt	—	150.0
Total current liabilities	258.5	375.4

Long-term debt	175.5	61.7
Other long-term liabilities	87.4	73.0

Stockholders’ equity
Common stock	73.7	68.6
Additional contributed capital	940.4	680.6
Retained earnings	676.9	548.6
Accumulated other comprehensive (loss) income	(35.4)	7.5
Common stock in treasury, at cost	(776.8)	(470.3)
Total stockholders’ equity	878.8	835.0

Total liabilities and stockholders’ equity	$1,400.2	$1,345.1

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as special charges and gains, results of discontinued or newly acquired products, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided only on a non-GAAP basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, nor superior to, the corresponding measures calculated in accordance with GAAP.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Gross profit - The Company reduced gross margin by $4.7 million for the voluntary retrieval of Myxo and IMR ETlogix repair products from U.S. customers in the fourth quarter 2008 as it awaits clearance of its 510k application submissions from the Food and Drug Administration. Given the magnitude and unusual nature of this adjustment relative to the operating results for the period presented, the financial impact of the retrieval has been excluded from non-GAAP net income.

Special charges, net - The Company incurred certain special charges and gains in 2008 and 2007 related to the following:

1)              Milestone receipt and net gain on sale of assets: $8.1 million net loss on the sale of the LifeStent product line in the first quarter of 2008; $23.0 million gain in the fourth quarter of 2008 for achieving a milestone related to the divested LifeStent product line; and $1.8 million gain from the sale of real estate development rights in the fourth quarter of 2007:

2)              Acquisition of in-process technology and intellectual property:  $19.5 million charge related to the acquisition of technology and intellectual property in the fourth quarter of 2008;

3)              DexCom collaboration agreement:  $13.4 million charge in the fourth quarter of 2008 related to upfront licensing and collaboration fees required under the Company’s collaboration agreement with DexCom, Inc.;

4)              Adjustment to capitalized patent enforcement costs:  $8.2 million charge in the fourth quarter of 2008 primarily for the reversal of previously capitalized patent enforcement costs related to patents not currently marketed by the Company;

5)              Settlements and litigation (gains) losses, net:  $2.1 million charge for a litigation settlement in the first quarter of 2008; $2.5 million charge in the fourth quarter of 2007 to reverse the $2.5 million gain recorded in the third quarter of 2007 from the estimated insurance settlement related to a fire which damaged certain inventory held at a third party warehouse in Brazil; the Company recognized a $1.5 million gain in the fourth quarter of 2008 upon receiving the insurance settlement;

6)              Realignment expenses, net:  $0.8 million gain in the fourth quarter of 2008 and a $0.8 million gain in the second quarter of 2008 to reverse previously accrued severance costs related to a global realignment of resources; $1.3 million charge for executive severance in the first quarter of 2008 associated with the Company’s business realignment, offset by a $1.4 million gain from the reversal of previously accrued severance costs from the fourth quarter of 2007 related to the sale of the LifeStent product line; and a $13.9 million charge in the fourth quarter of 2007 for a global realignment of resources, primarily related to severance expenses for the sale of the LifeStent product line and the termination of the Company’s intra-aortic balloon pump distribution agreement in Japan;

7)              Pension settlement and adjustment:  $7.1 million charge related to the termination of the Puerto Rico pension plan and a $4.1 million adjustment to apply SFAS 87 accounting to a Switzerland pension plan in the fourth quarter of 2007.

Given the magnitude and unusual nature of these special charges and gains relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

(Benefit) Provision For Income Taxes - The Company benefited from $10.1 million of favorable audit settlements in the fourth quarter of 2008. Given the magnitude and unusual nature of the tax event relative to the periods presented, it has been excluded from non-GAAP net income.

Results of Discontinued, Newly Acquired and Other Products — The Company has discontinued or acquired certain products during the periods presented.  As discontinued products do not have a continuing contribution to operations, management believes that excluding such items from the Company’s sales growth provides investors with a means of evaluating the Company’s on-going operations. As the impact of acquired product sales are only reflected prospectively, management believes including such items in the prior periods on a pro forma basis provides for greater comparability of the results of operations.  In addition, the impact on sales of the voluntary retrieval of Myxo and IMR ETlogix repair products in the fourth quarter 2008 has been excluded. In light of the significance of the impact these products had on the sales growth of the Company, the sales results of these products have been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2008	2007	2008	2007

GAAP net income	$38.1	$15.8	$128.9	$113.0

Reconciling items:

Gross profit
Retrieval of Myxo and IMR ETlogix repair products	4.7	—	4.7	—

Special charges, net
1) Milestone receipt and net gain on sale of assets	(23.0)	(1.8)	(14.9)	(1.8)
2) Acquisition of in-process technology and intellectual property	19.5	—	19.5	—
3) DexCom collaboration agreement	13.4	—	13.4	—
4) Adjustment to capitalized patent enforcement costs	8.2	—	8.2
5) Settlements and litigation (gains) losses, net	(1.5)	2.5	0.6	—
6) Realignment expenses, net	(0.8)	13.9	(1.7)	13.9
7) Pension settlement and adjustment	—	11.2	—	11.2
Total special charges, net	15.8	25.8	25.1	23.3

Benefit (provision) for income taxes
Tax effect on non-GAAP adjustments (A)	(3.3)	(7.9)	1.7	(6.9)
Tax audit settlements	(10.1)	—	(10.1)	—
Total benefit for income taxes, net	(13.4)	(7.9)	(8.4)	(6.9)

Non-GAAP net income	$45.2	$33.7	$150.3	$129.4

Non-GAAP earnings per share:
Basic non-GAAP earnings per share	$0.81	$0.59	$2.69	$2.26
Diluted non-GAAP earnings per share (B)	$0.78	$0.56	$2.55	$2.13

Non-GAAP weighted average shares outstanding:
Basic	55.8	56.7	55.8	57.3
Diluted	58.0	62.0	59.6	62.7

GAAP Gross profit margin	68.1%	66.0%	66.1%	65.3%
Retrieval of Myxo and IMR ETlogix repair products	0.5%	—	0.1%	—
Non-GAAP Gross profit margin	68.6%	66.0%	66.2%	65.3%

Notes 1 - 8: See description of “Special charges, net” on the previous page.

(A)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdictions’ statutory tax rates.

(B)  Diluted non-GAAP earnings per share is calculated by adding back to net income $1.7 million for the full year in interest expense related to previous convertible debt, then dividing by the weighted average diluted shares outstanding.

Note: Numbers may not calculate due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

					2008 Adjusted		2007 Adjusted
Sales by Product Line (QTD)	4Q 2008	4Q 2007	Change	GAAP Growth Rate	Discontinued/ Other Product Line Impact	4Q 2008 Underlying Sales	Discontinued/ Acquired Product Line Impact	FX Impact	4Q 2007 Underlying Sales	Underlying Growth Rate *
Heart Valve Therapy	$149.7	$131.4	$18.3	13.9%	$4.4	154.1	$(0.8)	$(3.8)	$126.8	21.2%
Critical Care	118.2	113.0	5.2	4.6%	—	118.2	—	(1.8)	111.2	6.5%
Cardiac Surgery Systems	22.9	15.1	7.8	51.7%	—	22.9	5.9	(0.5)	20.5	11.8%
Vascular	18.9	25.1	(6.2)	(24.7)%	(5.3)	13.6	(10.6)	(0.2)	14.3	(4.5)%
Other Distributed Products	—	8.4	(8.4)	(100.0)%	—	—	(8.5)	(0.1)	(0.2)	—
Total Sales	$309.7	$293.0	$16.7	5.7%	$(0.9)	$308.8	$(14.0)	$(6.4)	$272.6	13.2%

					2008 Adjusted		2007 Adjusted
Sales by Product Line (YTD)	YTD 4Q 2008	YTD 4Q 2007	Change	GAAP Growth Rate	Discontinued/ Other Product Line Impact	YTD 2008 Underlying Sales	Discontinued/ Acquired Product Line Impact	FX Impact	YTD 2007 Underlying Sales	Underlying Growth Rate *
Heart Valve Therapy	$607.4	$515.0	$92.4	17.9%	$4.2	$611.6	$(5.9)	$17.4	$526.5	16.2%
Critical Care	451.8	397.8	54.0	13.6%	(0.6)	451.2	—	15.5	413.3	9.2%
Cardiac Surgery Systems	89.2	60.9	28.3	46.5%	(0.2)	89.0	17.8	2.0	80.7	10.3%
Vascular	89.3	90.0	(0.7)	(0.8)%	(32.3)	57.0	(33.2)	2.6	59.4	(4.0)%
Other Distributed Products	—	27.4	(27.4)	(100.0)%	—	—	(27.4)	(0.2)	(0.2)	—
Total Sales	$1,237.7	$1,091.1	$146.6	13.4%	$(28.9)	$1,208.8	$(48.7)	$37.3	$1,079.7	12.0%

Sales by Region (QTD)	4Q 2008	4Q 2007	Change	GAAP Growth Rate
United States	$132.8	$123.9	$8.9	7.2%
Europe	93.8	85.7	8.1	9.5%
Japan	50.8	50.6	0.2	0.4%
Rest of World	32.3	32.8	(0.5)	(1.5)%
International	176.9	169.1	7.8	4.6%
Total	$309.7	$293.0	$16.7	5.7%

Sales by Region (YTD)	YTD 4Q 2008	YTD 4Q 2007	Change	GAAP Growth Rate
United States	$543.6	$486.6	$57.0	11.7%
Europe	380.3	309.1	71.2	23.0%
Japan	176.5	171.4	5.1	3.0%
Rest of World	137.3	124.0	13.3	10.7%
International	694.1	604.5	89.6	14.8%
Total	$1,237.7	$1,091.1	$146.6	13.4%

* Numbers may not calculate due to rounding.